As filed with the Securities and Exchange Commission on February 2, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERNATIONAL FLAVORS & FRAGRANCES INC.

(Exact Name of Registrant as Specified in Its Charter)

New York	13-1432060
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

521 West 57th St

New York, New York 10019

(Address of Principal Executive Offices) (Zip Code)

INTERNATIONAL FLAVORS AND FRAGRANCES INC.

CONVERSION EQUITY AWARDS ASSUMED UNDER THE

2015 STOCK AWARD AND INCENTIVE PLAN

(Full Title of the Plan)

Jennifer Johnson, Esq.

General Counsel

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Telephone: (212) 765-5500

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.125 per share	599,443	$113.01	$65,591,006.87	$7,155.98

(1)

This registration statement (“Registration Statement”) covers 599,443 shares of common stock, par value $0.125 (“Common Stock”) of International Flavors & Fragrances Inc. (the “Registrant” or “IFF”) which may be offered or sold from time to time pursuant to certain equity awards (the “Conversion Equity Awards”) that were assumed by IFF and will be administered in accordance with the terms of the International Flavors & Fragrances Inc. 2015 Stock Award and Incentive Plan, as amended and restated February 7, 2017 (the “2015 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of Common Stock as become issuable in connection with the Conversion Equity Awards by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, on the basis of (i) the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on January 29, 2021 for all outstanding restricted stock units and (ii) the price at which the options or stock appreciation rights may be exercised for all outstanding options and stock appreciation rights.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipients of the applicable grants, as required by Rule 428 under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Commission on March 3, 2020 (the “Annual Report”);

(2)	The description of the Common Stock contained in Exhibit 99.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on April 30, 2010; and

(3)

All other reports and other documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant document referred to in (a) above and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock to be issued under the 2015 Plan will be passed upon by Nanci Prado, the Registrant’s Deputy General Counsel. Ms. Prado is a full-time employee of the Registrant and may be eligible to participate in the various employee benefit plans that the Registrant offers generally to employees and owns and has equity and equity-based awards with respect to shares of Common Stock. Ms. Prado currently beneficially owns less than 1% of the Registrant’s outstanding Common Stock.

Item 6. Indemnification of Directors and Officers.

Pursuant to Article VI, Section 1 of IFF’s Bylaws, as they may be amended (the “IFF Bylaws”), IFF has agreed to indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of IFF, or was serving, at the request of IFF, as a director, officer, employee, fiduciary or agent of any other affiliated corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees, incurred by such person as a result of such action or proceeding, or any appeal therein, unless a judgment or other final adjudication adverse to such person establishes that his or her acts, or the acts of the person of whom he or she is the legal representative, were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she, or the person of whom he or she is the legal representative, personally gained in fact a financial profit or other advantage to which he or she, or the other person of whom he or she is the legal representative, was not legally entitled. The IFF Bylaws provide that IFF shall advance to such person funds to pay for such expenses, including attorney’s fees, incurred by such person in defending against any such action or proceeding, or any appeal therein, upon receipt of an undertaking by or on behalf of such person to repay such funds to IFF if a judgment or other final adjudication adverse to such person establishes that his or her acts, or the acts of the person of whom he or she is the legal representative, were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she, or the person of whom he or she is the legal representative, personally gained in fact a financial profit or other advantage to which he or she, or such person, was not legally entitled.

Article VI, Section 2 of the IFF Bylaws provides that if a claim under Article VI, Section 1 of the IFF Bylaws is not paid in full by IFF within thirty (30) days after a written claim has been received by IFF, the claimant may at any time thereafter bring suit against IFF to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to IFF) that the claimant, or the person of whom he or she is the legal representative, has not met the standard of conduct established in Article VI, Section 1 of the IFF Bylaws, but the burden of proving such defense shall be on IFF. Neither the failure of IFF (including IFF’s board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper because the claimant or such person has met the said standard of conduct, nor an actual determination by IFF (including IFF’s board of directors, independent legal counsel, or its shareholders) that the claimant or such person has not met such applicable standard of conduct, shall be a defense to action or create a presumption that the claimant or such person has not met such standard of conduct.

Article VI, Section 3 of the IFF Bylaws provides that subject to the limitations contained in Article VI, Section 1 of the IFF Bylaws, the right to indemnification and the payment of expenses conferred under the IFF Bylaws shall not be deemed exclusive of any other right to which any person seeking indemnification or advancement or payment of expenses may be entitled.

Article VI, Section 6 of the IFF Bylaws also provides that IFF may purchase and maintain insurance to indemnify officers, directors and others against costs or liabilities incurred by them in connection with the performance of their duties and any activities undertaken by them for, or at the request of, IFF, to the fullest extent permitted by the New York Business Corporation Law (the “NYBCL”).

Section 721 of the NYBCL provides, among other things, that indemnification pursuant to the NYBCL will not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides, among other things, that a corporation may indemnify a person made, or threatened to be made, a party to any civil or criminal action or proceeding, other than an action by or in the right of the corporation to procure judgment in its favor, but including an action by or in the right of any other corporation or entity which any director or officer served in any capacity at the request of the corporation, by reason of the fact that he or his testator or intestate was a director or officer of the corporation or served such other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to actions by or in the right of the corporation to procure judgment in its favor, Section 722(c) of the NYBCL provides that a person who is or was a director or officer of the corporation or who is or was serving at the request of the corporation as a director or officer of any other corporation or entity may be indemnified against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense or settlement of such an action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

Section 723 of the NYBCL specifies, among other things, the manner in which the corporation may authorize payment of such indemnification. It provides that a director or officer who has been successful, whether on the merits or otherwise, in defending an action or proceeding of the character described in Section 722 of the NYBCL, shall be entitled to indemnification by the corporation. Except as provided in the preceding sentence, indemnification may be made by the corporation only if authorized in the specific case by one of the corporate actions set forth in Section 723 (unless ordered by a court under Section 724 of the NYBCL).

Section 724 of the NYBCL provides, among other things, that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723(a) of the NYBCL.

Section 725 of the NYBCL contains, among other things, certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled to the indemnification.

Section 726(a) of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (i) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (ii) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (iii) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

In addition, Section 402(b) of the NYBCL provides that a corporation may include a provision in its certificate of incorporation eliminating or limiting the liability of its directors to the corporation or its shareholders for damages for the breach of any duty, except for a breach involving bad faith, intentional misconduct, a knowing violation of law or receipt of an improper personal benefit or for certain illegal dividends, loans or stock repurchases. Article Eleven of IFF’s Restated Certificate of Incorporation, as it may be amended (the “Charter”) contains such a provision.

Further, IFF maintains insurance policies that insure its officers and directors against certain liabilities. IFF has also entered into agreements with certain of its directors and officers that will require IFF, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

The foregoing summaries are necessarily subject to the complete text of the NYBCL, the IFF Charter and the IFF Bylaws and the arrangements referred to above and are qualified in their entirety by reference thereto.

The 2015 Plan also provides that IFF shall indemnify members of the committee that administers the 2015 Plan and each other director or employee of IFF to whom any duty or power relating to the administration or interpretation of the 2015 Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the committee that administers the 2015 Plan) arising out of any action, omission, or determination relating to the 2015 Plan, unless, in either case, such action, omission, or determination was taken or made by such member, director, or employee in bad faith and without reasonable belief that it was in the best interests of IFF.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The Index of Exhibits filed herewith and appearing immediately after the signature page to this Registration Statement is incorporated by reference into this Item 8.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURE PAGES AND POA FOLLOW]

EXHIBIT INDEX

Exhibit Number	Description	Method of Filing

4.1	Restated Certificate of Incorporation of the Registrant	Incorporated by reference to Exhibit 10(g) to Registrant’s Report on Form 10-Q, filed with the Commission on August 12, 2002.

4.2	By-Laws of the Registrant	Filed herewith.

4.3	Specimen Certificate of the Registrant’s Common Stock	Incorporated by reference to Exhibit 4(b) to the Registrant’s Registration Statement on Form S-3 (File No. 333-46932), filed with the Commission on September 29, 2000.

4.4	International Flavors & Fragrances Inc. 2015 Stock Award and Incentive Plan, as amended and restated February 7, 2017	Incorporated by reference Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on February 28, 2017.

5.1	Opinion of Nanci Prado, Esq. Deputy General Counsel of the Registrant	Filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	Filed herewith.

23.2	Consent of Nanci Prado, Esq. (included in Exhibit 5.1)	Filed herewith.

24.1	Power of Attorney (filed as part of signature pages)	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, International Flavors & Fragrances Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 1, 2021.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Andreas Fibig
Andreas Fibig
Chief Executive Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Rustom Jilla, Executive Vice President and Chief Financial Officer, and Jennifer Johnson, Executive Vice President and General Counsel, individually, his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities as of February 1, 2021.

Name	Title

/s/ Andreas Fibig Andreas Fibig	Chairman of the Board of Directors and Chief Executive Officer

/s/ Rustom Jilla Rustom Jilla	Chief Financial Officer

/s/ Dr. Kathryn Boor Dr. Kathryn Boor	Director

/s/ Edward Breen Edward Breen	Director

/s/ Carol Anthony (John) Davidson Carol Anthony (John) Davidson	Director

/s/ Michael Ducker Michael Ducker	Director

/s/ Roger W. Ferguson, Jr. Roger W. Ferguson, Jr.	Director

/s/ John Ferraro John Ferraro	Director

/s/ Christina Gold Christina Gold	Director

/s/ Ilene Gordon Ilene Gordon	Director

/s/ Dr. Matthias Heinzel Dr. Matthias Heinzel	Director

/s/ Dale Morrison Dale Morrison	Director

/s/ Kare Schultz Kare Schultz	Director

/s/ Stephen Williamson Stephen Williamson	Director